Exhibit 4.3

AMENDMENT TO

SECOND AMENDED AND RESTATED RIGHTS AGREEMENT

AMENDMENT, dated as of December 23, 2008 (this “Amendment”), to the Second Amended And Restated Rights Agreement, dated as of December 20, 2005, as amended (the “Rights Agreement”), between Fulton Financial Corporation, a Pennsylvania corporation (the “Company”), and Fulton Bank, a Pennsylvania banking corporation (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

WHEREAS, the United States Department of the Treasury (the “Investor”) and the Company contemplate entering into a Letter Agreement, which incorporates the Securities Purchase Agreement – Standard Terms, pursuant to which the Investor will purchase from the Company shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, without par value, of the Company and a warrant to purchase common stock, par value $2.50 per share, of the Company.

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement subject to the terms of the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

Accordingly, the parties agree as follows:

Section 1. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

“Letter Agreement” shall mean the Letter Agreement, dated December 23, 2008, by and between the Company and the Investor that incorporates the Securities Purchase Agreement – Standard Terms.

“Investor” shall mean the United States Department of the Treasury.

“Transactions” shall mean the issuance of (x) 376,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, of the Company, and (y) the Warrant, in each case, as contemplated by the Letter Agreement, and the exercise of the Warrant in accordance with its terms.

“Warrant” shall mean the warrant to purchase 5,509,756 shares of Common Stock pursuant to the Letter Agreement.

Section 2. Amendment of the definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither Investor nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person solely as a result of (i) the execution of the Letter Agreement or the Warrant or (ii) the consummation of the Transactions or any other transaction contemplated by the Letter Agreement or the Warrant.”

Section 3. Amendment of the definition of “Stock Acquisition Date”. The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Letter Agreement or the Warrant or (ii) the consummation of the Transactions or any other transaction contemplated by the Letter Agreement or the Warrant.”

Section 4. Amendment of definition of “Distribution Date”. The definition of “Distribution Date” in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Letter Agreement or the Warrant or (ii) the consummation of the Transactions or any other transaction contemplated by the Letter Agreement or the Warrant.”

Section 5. Amendment of Section 29. Section 29 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution of the Letter Agreement or the Warrant or (ii) the consummation of the Transactions or any other transaction contemplated by the Letter Agreement or the Warrant.”

Section 6. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

Section 7. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:	FULTON FINANCIAL CORPORATION

By: /s/ George R. Barr, Jr.	By: /s/ R. Scott Smith, Jr.
Name: George R. Barr, Jr.	Name: R. Scott Smith, Jr.
Title: Corporate Secretary	Title: Chairman and Chief Executive Officer

Attest:	FULTON BANK

By: /s/ Mark A. Crowe	By: /s/ Craig A. Roda
Name: Mark A. Crowe	Name: Craig A. Roda
Title: Corporate Secretary	Title: President and Chief Executive Officer

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